Exhibit 5.1

November 10, 2011

Pioneer Natural Resources Company

5205 North O’Connor Boulevard, Suite 200

Irving, Texas 75039

Dear Ladies and Gentlemen:

We have acted as counsel for Pioneer Natural Resources Company, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale by the Company of up to 6,325,00 shares of common stock (including shares of common stock to be issued upon exercise, if any, of the underwriters’ overallotment option) (the “Shares”), pursuant to that certain Underwriting Agreement dated November 8, 2011 (the “Underwriting Agreement”), by and among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the underwriters party thereto (the “Underwriters”).

The Shares have been offered for sale pursuant to a prospectus supplement, dated November 8, 2011, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on November 10, 2011, to a prospectus dated May 20, 2011 (such prospectus, as amended and supplemented by the prospectus supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-174402), as amended (the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation and Bylaws of the Company, (ii) certain resolutions adopted by the Board of Directors of the Company relating to the terms and sale of the Shares and related matters, (iii) certain resolutions adopted by the Pricing Committee of the Board of Directors of the Company, (iv) the Registration Statement, (v) the Prospectus and (vi) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 www.velaw.com

November 9, 2011 Page 2

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents, (vi) all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement and (vii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Underwriters.

Based upon such examination and review and the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that when issued and paid for by the Underwriters as contemplated by the Underwriting Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

This opinion is limited in all respects to the laws of the States of Texas and Delaware and the federal laws of the United States of America, and we do not express any opinion as to the laws of any other jurisdiction.

This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.